October 3, 2005

D & E COMMUNICATIONS ANNOUNCES NEW DIRECTOR

FOR IMMEDIATE RELEASE	Contact person: W. Garth Sprecher 717-738-8304

Ephrata, PA -- D & E Communications, Inc. (NASDAQ:DECC) today announced that Dr. Hugh Courtney has been elected by the Board of Directors as a Class C Director with a term ending in 2007.

Dr. Courtney is a Distinguished Teaching Fellow and Senior Executive Education Fellow at the University of Maryland's Robert H. Smith School of Business and a Senior Fellow at the Wharton School's Mack Center for Technological Innovation. In addition, Dr. Courtney maintains an active consulting and executive education practice focused on business strategy formulation in highly uncertain and competitive markets. Prior to joining the Smith School in 2002, he was a leader in McKinsey & Company's Global Strategy practice, where he served clients on six continents on a wide variety of strategy development and implementation issues.

"We are excited to welcome Dr. Courtney to our Board of Directors" stated G. William Ruhl, Chairman. " His extensive experience and expertise in setting and implementing strategic initiatives within dynamic industries, along with his strong technological background, will be of great value to D&E and to our Board. We look forward to his contributions."

Dr. Courtney's research on strategy under uncertainty and competitive dynamics has been published in the leading business practitioner journals and he is a frequent contributor to industry and academic conferences on business strategy topics.

D & E Communications, Inc. is a full-service telecommunications company based in Lancaster County, PA.  Through its subsidiaries and affiliated companies, D&E Communications offers both local and long distance service, Internet access, voice, data and video communications equipment, and computer networking services.

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